Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

GLOBAL INCOME TRUST ANNOUNCES PLANS TO ACQUIRE FOUR

GERMAN RETAIL CENTERS

— The four properties will strengthen the company’s growing international portfolio —

(ORLANDO, Fla.) August 8, 2012 — Global Income Trust, Inc., a non-traded real estate investment trust (REIT) focused on acquiring income-producing assets, has announced its signing of a purchase and sale agreement to acquire a portfolio of four neighborhood retail centers in Germany for approximately €14.3 million. The transaction is expected to close in stages from September to December.

Germany has the largest economy in the European Union and the fourth largest in the world. In 2011, the country saw its second consecutive year of retail sales growth and retail centers, especially those containing “value retail” such as convenience stores and discount stores, continue to attract substantial investment interest.

The four centers, located in Hannover, Worms, Gütersloh and Bremerhaven, have a combined leasable area of 121,295 square feet, and contain 15 retail units. The four properties average a 98 percent occupancy rate and are leased to established international and national value retail brands. The current remaining average lease term of the properties’ tenants is 7.4 years.

“We are excited about these four German retail properties and the opportunities they provide to further expand our international portfolio,” said Andy Hyltin, president of Global Income Trust. “We believe this acquisition aligns itself with our goal of providing investors with stable returns while continuing to grow our presence in key international markets.”

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The properties will be actively managed by members of Global Income Trust’s sub-advisor MGPA. MGPA assists Global Income Trust with investments in Europe and Asia and currently manages $11 billion in assets in those two regions.

Shopping center in Hannover, Germany

Global Income Trust made its first international acquisition earlier this year. In March, the company purchased a retail center in Giessen, Germany, for approximately €4.0 million. That property is also managed by MGPA.

Financial advisors can contact the managing dealer of the REIT, CNL Securities, member FINRA/SIPC, at (866) 650-0650 (www.CNLSecurities.com).

Global Income Trust is advised by CNL Global Income Advisors, LLC, which is an affiliate of the REIT’s sponsor, CNL Financial Group.

About Global Income Trust

Global Income Trust, a non-traded real estate investment trust, is designed to create a global portfolio that offers investors access to attractive income-oriented properties around the world. For more information, visit www.IncomeTrust.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit www.cnl.com.

About MGPA

MGPA Advisory (Singapore) Pte Ltd (“MGPA”) is a subsidiary of MGPA Limited. MGPA Limited is an independently managed private equity real estate investment advisory company focused on real estate investment in Europe and Asia. Through its network of offices in Europe and Asia, MGPA Limited currently manages US $11 billion (as of March 31, 2012) in assets through those two regions.

Statement Regarding Forward Looking Information

The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of

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these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements, including but not limited to, the factors detailed in our prospectus dated April 27, 2012, our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed from time to time with the Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally (including financial market fluctuations); risks associated with real estate markets, including declining real estate values; the availability of proceeds from our offering of our shares; the lack of available debt for us or debt on acceptable terms; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants increased competition for properties and/or tenants; defaults or non-renewal of leases by tenants; failure to lease properties at all or on favorable terms, material adverse actions or omissions by any joint venture partners, increases in operating costs and other expenses; losses in excess of our insurance coverage, unknown liabilities of acquired properties; changes in government regulations or accounting rules, inaccuracies of our accounting estimates, our ability to identify and close on suitable investments, our ability to identify and close on suitable investments, and failure to maintain our REIT qualification. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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